Employment Contract

This Employment Contract (this “Contract”) is made and entered into as of March 20, 2015 by and between Kandi Technologies Group, Inc., a Delaware Corporation (hereinafter referred to as “Party A”), and Wang Cheng, an individual (hereinafter referred to as “Party B”, ID# 420106197311197730).

In consideration that Party A intends to retain Party B as Party A’s CFO and both parties have reached following agreement through friendly consultation:

1.

Party B shall perform his duties upon the terms and conditions as agreed upon by both parties and such other duties as may be assigned to him from time to time by Party A’s Chief Executive Officer. Party B shall report to the Chief Executive Officer of Party A during the Term (as defined in Section 3.1) of this Contract.

2.	Compensation As compensation for the services during the Term (as defined in Section 3.1) pursuant to this Contract, Party B shall be compensated as follows:

2.1

Party B’s annual compensation is RMB1,200,000.00, of which RMB50,000.00 is monthly fixed compensation and paid according to the specified time by Party A, with his individual income tax deducted from his fixed compensation in accordance with applicable Chinese tax laws. The remaining compensation will be made up at the end of each year. Party A shall pay Party B no less than RMB300,000.00 as year-end bonus at the end of each year based on Party A’s operating results and Party B’s performance. Such bonus can be paid in the form of stocks by Party A. (The cash compensation portion above will be paid by Zhejiang Kandi Vehicles Co., Ltd. on behalf of Party A.)

2.2

Expense Reimbursement. Party A shall reimburse Party B for all reasonable and necessary business-related out-of-pocket expenses, including travel, telephone, transportation expenses and others, incurred by Party B in performing his duties under this Contract that are consistent with applicable policies of Party A during the Term hereunder upon presentation by Party B of such documentation and records as Party A shall from time to time require.

2.3

Holiday. In addition to statutory holidays stipulated by Chinese government, Party B shall get a 10-day paid leave and such paid leave shall be used up by March 31 of each year. In case the Party B gives up the paid leave, Party A will not make compensation for it.

3.	Term and Termination

3.1

Term. The valid period of this Contract is 3 (three) years starting from May 1, 2015 and ending on April 30, 2018. The parties can renew the contract upon the expiration of this Contract, provided that both parties agree to do so.

3.2

Termination for Cause. Party A reserves the right to terminate this Contract by giving written notice of termination to Party B 30 days in advance if Party B materially breaches the duties that he is required to perform under the terms of this Contract, or if Party B commits such acts of dishonesty, fraud, misrepresentation, gross negligence, willful misconduct as would prevent the effective performance of the duties or which results in material harm to Party A or its business. In the event Party A terminates the Contract pursuant to this section, Party B shall be entitled to receive any accrued and unpaid amounts earned pro rata through the date of such termination. Party A shall also pay to Party B all previously accrued but unpaid expense reimbursements under Section 2.2 and 2.3 at the time of termination.

4.	Confidential Information, Noncompetition and Cooperation.

4.1

Confidential Information. As used in this Contract, “Confidential Information” means information which is of value to Party A in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to Party A, therefore, Party B is obligated to keep such information secret. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; Party A’s customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of Party A. Confidential Information includes information developed by Party B in the course of Party B’s engagement by Party A, as well as other information to which Party B may have access in connection with Party B’s engagement. Confidential Information also includes the confidential information of others with which Party A has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain and information have been disclosed to public by Party A, unless in the public domain due to breach of Party B’s duties under Section 4.2.

4.2

Confidentiality. Party B understands and agrees that this Contract creates a relationship of confidence and trust between Party B and Party A with respect to all Confidential Information. At all times, both during Party B’s engagement with Party A and after its termination, Party B will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of Party A, except as may be necessary in the ordinary course of performing Party B’s duties for Party A.

4.3

Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to Party B by Party A or are produced by Pary B in connection with Party B’s engagement will be and remain the sole property of Party A. Party B will return to Party A all such materials and property as and when requested by Party A. In any event, Party B will return all such materials and property immediately upon termination of Party B’s engagement for any reason. Party B will not retain with him any such material or property or any copies thereof after such termination.

4.4

 Noncompetition and Nonsolicitation. Without the prior written consent of the Board of Directors of Party A, during the period that Party B is engaged by Party A and for two (2) years thereafter, Party B:

4.4.1	will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with Party A;

4.4.2	will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business.

4.4.3

will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with Party A. Party B understands that the restrictions set forth in this Section 4.4 are intended to protect Party A’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Contract, the term “Competing Business” shall mean any business that provides or intends to provide the same or similar types of services or products as those provided or targeted by Party A or any of its subsidiaries in any geographic area then served or targeted by Party A or any of its subsidiaries.

4.5

Injunction. Party B agrees that it would be difficult to measure any damages caused to Party A which might result from any breach by Party B of the promises set forth in this Section 4, and that in any event money damages would be an inadequate remedy for any such breach. Pary B serves as an employee engaged by Party A, Party A may not, on the ground of this section, recover from Party B in terms of Party B’s labor remuneration already paid by Party A.

5.

Settlement of Disputes and Miscellaneous Provisions. Any dispute and other outstanding issues arising out of performance of this Contract may be settled by reference to related PRC laws and regulations.

6.	This Contract is induplicate, each of the parties holds one copy, shall come into force upon signatures.

Party A		Party B

/s/Hu Xiaoming		/s/Wang Cheng

Hu Xiaoming		Wang Cheng

President and CEO

Date:	3/20/2015	Date:	3/20/2015